Exhibit 4.13.1

SEPARATION AGREEMENT AND RELEASE

THIS Separation Agreement and Release (this “Agreement”) is made by and between Matthew Lehman (the “Employee”), and Prima Biomed Ltd., an Australian limited company (the “Company”).

WHEREAS, the Employee and the Company entered into an Employment Agreement dated September 1, 2012 (the “Employment Agreement”) that sets forth the terms and conditions of the Employee’s employment with the Company, and

WHEREAS, on July 9, 2014, the Employee and the Company have agreed to Early Termination of the Employment Agreement, such termination to be effective August 10, 2014 (the “Termination Date”),

NOW, THEREFORE, the Employee and the Company each intending to be legally held bound, hereby agree as follows:

1.	Consideration. In consideration for a release of claims and other promises and covenants set forth herein, the Company agrees to pay the Employee such consideration as is specified in Section 4.1(a) of the Employment Agreement in accordance with the terms and conditions of the Employment Agreement, and such other consideration as the parties may expressly agree to in writing. Employee agrees to perform those duties as set forth on the attached Schedule 1 through the Termination Date, and to sign and return to the Company a second release in the form attached hereto as Exhibit “A” on or within five (5) business days after the Termination Date.

2.	Responsibilities through the Termination Date. Employee, as a condition of employment in good standing through the Termination Date, agrees to perform the reasonable duties as set forth by the incumbent CEO.

3.

Employee’s Release. Except for the payments and benefits as provided in this Agreement, the Employee on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby waives, releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Employee ever had or now has against the Releasees, or any one of them occurring up to and including the date of the this Agreement. Notwithstanding anything herein to the contrary, the Employee’s release is not and shall not be construed as a release of any future claim by the Employee against the Company, to the extent a claim may otherwise exist, for indemnity, contribution or cost of defense in connection with the Employee being made a party to a suit initiated by or on behalf of a third party, which suit is based, in whole or in part, upon the work performed by the Employee for the Company within the scope of the Employee’s position and duties with the Company, or any alleged misconduct by the Employee within the scope of the Employee’s former position and duties as an officer or employee of the Company. This release specifically includes, but is not limited to:

a.	any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

b.	any and all Claims for wrongful discharge, breach of contract, whether express or implied, violation of public policy, violation of any whistle-blower statutes, and Claims for breach of implied covenants of good faith and fair dealing;

c.	any and all Claims for alleged employment discrimination, harassment or retaliation on the basis of race, color, religion, sex, age, national origin, veteran status, disability, and/or handicap, or any other protected basis in violation of any federal, state or local statute, ordinance, judicial precedent or Executive order, including but not limited to any claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable state statute, law or local ordinance, including without limitation the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, and the California Business and Professions Code;

d.	any and all Claims under any federal or state statute relating to employee benefits or pensions;

e.	any and all Claims in tort or under common law, including but not limited to, any Claims for assault, battery, fraud, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

f.	any and all Claims for penalties, damages (including liquidated or punitive damages), interest, attorneys’ fees and costs.

4.	Acknowledgment. The Employee understands that the release of Claims contained in this Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. In connection with such waiver and release, Employee hereby expressly waives and relinquishes any and all claims, rights or benefits that Employee has or may have under any state or federal statute that may otherwise limit the release of unknown claims, including but not limited to California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

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The Employee further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. The Employee hereby waives any right or Claim that the Employee may have to employment, reinstatement or re-employment with the Company.

5.	Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any Claim that the Employee may assert against the Releasees.

6.	No Admission. Neither the execution of this Agreement, nor the terms hereof, constitute an admission by the Company or by the Employee of any liability to the other party.

7.	Employment Agreement; Terms to Survive. For the avoidance of doubt, the Company and Employee acknowledge and confirm agreement to the following:

a.	Section 2.1 of the Employment Agreement regarding Confidentiality shall survive termination of the Employment Agreement.

b.	Section 2.2 of the Employment Agreement regarding Inventions shall survive termination of the Employment Agreement for three (3) years.

c.	As of the Termination Date, the Employee’s commitments regarding Noncompetition in Section 2.3 of the Employment Agreement shall end.

d.	Section 2.4 of the Employment Agreement regarding Non-solicitation shall survive termination of the Employment Agreement for six (6) months.

e.

As specified in Section 4.6(d) of the Employment Agreement, the Employee agrees, for a period of three years (3) after the termination date of Employee’s employment, and subject to any reasonable limitations posed by the terms and conditions of his then-current employment, to cooperate reasonably in regard to matters related to the Company where Employee’s availability is requested by the Company on reasonable advance notice, including matters in which Employee acted on behalf of the Company and as to which his continued advice and cooperation are reasonably regarded as necessary in order to bring such matters to a conclusion or to resolve a dispute relating thereto. Such assistance shall be scheduled at a mutually agreeable time and place in such a manner as not to

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interfere with any alternative employment obtained by Employee, and this provision shall not require Employee to take a leave of absence from, give up, or otherwise materially contravene or detrimentally interfere with the terms and conditions of any subsequent employment he may have obtained or have a reasonable likelihood of obtaining. If such cooperation is requested at a time when Employee is no longer receiving severance payments pursuant to Section 4.1(a) of the Employment Agreement, the Company shall pay reasonable compensation to Employee and in all cases shall pay all reasonable out of pocket expenses incurred by his in connection with such cooperation, including but not limited to reasonable travel, hotel, meals, car rental and telephone expenses, as approved in advance by the Company.

f.	Section 5 of the Employment Agreement regarding Indemnification of Employee shall survive termination of the Employment Agreement for five (5) years.

8.	Entire Agreement. This Agreement and any attachments contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In the event there is any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall control.

9.	Non-Disparagement. The parties mutually agree that they will not at any time defame, disparage or impugn the reputation of the other in any future communications with any third-party or entity. Employee will not disparage the reputation of the Company or its products, services, business affairs or financial condition, or any of the Company’s directors, officers, employees, members, clients, agents or representatives. Company agrees to respond to any employment or other inquires about Employee by only providing dates of employment, title or position held, and confirmation of salary if requested, and stating that it is Company policy not to release any additional information. “Disparage,” as used in this Agreement, means to make any statement, written or oral, that casts another party in a negative light of any kind, or implies or attributes any negative quality to another party. However, neither this Paragraph nor anything in this Agreement shall prohibit either party from making truthful statements to governmental agencies or authorities as may be required or permitted by applicable law or, with respect to the Company, to its owners, investors, creditors, insurers, agents or professional representatives as necessary for legitimate business purposes.

10.	Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

11.

Advice of Counsel; Revocation Period. The Employee is hereby advised to seek the advice of counsel prior to signing this Agreement. The Employee hereby acknowledges that the Employee is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects. The Employee

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further acknowledges that he has been given at least ten (10) days within which to consider this Agreement. This Agreement shall become effective on the date the Company receives the signed agreement from the Employee (the “Effective Date”).

12.	Employee’s Representation. The Employee represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Agreement and bind each of the persons and entities that the Employee purports to bind. The Employee further represents and warrants that he is bound by, and agrees to remain bound by, his post-employment obligations set forth in the Employment Agreement.

13.	Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.

14.	Governing Authority. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of laws of any jurisdiction. The Employee agrees that the Company shall have the right to commence and maintain an action hereunder in the courts appropriate for the location at which the Company maintains its corporate offices, and the Employee hereby submits to the jurisdiction and venue of such courts.

15.	Fees and Costs. The parties shall bear their own attorneys’ fees and costs in connection with the preparation and execution of this Agreement and in connection with any disputes arising under this Agreement.

16.	Counterparts. This Agreement may be executed in counterparts and delivered via facsimile or other electronic means.

17.	Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

*    *    *    *    *    *

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IN WITNESS WHEREOF, the Employee, acknowledging that he is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement and the Company, have caused the execution of this Agreement as of this day and year written below.

For Prima Biomed Ltd
Name:	Lucy Turnbull AO
Title:	Chairman of the Board

Signature:	/s/ Lucy Turnbull

Date:	7/9/14

For Matthew Lehman

Signature:	/s/ Matthew Lehman

Date:	7/9/14

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Schedule 1

To Separation Agreement and Release

During the month of July and through the Termination Date, to affect a smooth transition, Employee agrees to complete the following with the incumbent CEO, as well as other reasonable tasks as requested by the incumbent CEO:

a.	Business development debrief

i.	CVac collaboration discussions, outlicensing discussions

ii.	New potential opportunities that have been discussed

b.	Outline of competitive landscape in cancer immunotherapy and ovarian cancer

c.	Substantive advanced drafts of the Director’s Report and Review of Operations as necessary for the company Annual Report

d.	Consultation and advice on company vendors and consultants, as well as a review of contracts and budgetary considerations of ongoing clinical trials

e.	Assistance with communications to external stakeholders (shareholders, media, etc.) under the direction of the incumbent CEO

f.	Assistance with due diligence activities for ongoing potential transactions, as requested by the incumbent CEO

g.	Wind up operations in Redwood City. As directed by incumbent CEO, organize and transfer all documents and supplies from the Redwood City office to other Prima locations(s). Dispose of office and service leases and equipment on terms as favorable as possible, and as directed by incumbent CEO.

h.	As directed by incumbent CEO, transfer signing authority on any company bank and credit accounts

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EXHIBIT A

General Release

1.	Employee’s Release. Pursuant to the Separation Agreement and Release entered into between Matthew Lehman (the “Employee”), and Prima Biomed Ltd., an Australian limited company (the “Company”) dated July 9 2014,, (the “Agreement”), and except for the payments and benefits as provided in the Agreement, the Employee on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby waives, releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Employee ever had or now has against the Releasees, or any one of them occurring up to and including the date of the this General Release (the “Release”). Notwithstanding anything herein to the contrary, the Employee’s release is not and shall not be construed as a release of any future claim by the Employee against the Company, to the extent a claim may otherwise exist, for indemnity, contribution or cost of defense in connection with the Employee being made a party to a suit initiated by or on behalf of a third party, which suit is based, in whole or in part, upon the work performed by the Employee for the Company within the scope of the Employee’s position and duties with the Company, or any alleged misconduct by the Employee within the scope of the Employee’s former position and duties as an officer or employee of the Company. This release specifically includes, but is not limited to:

a.	any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

b.	any and all Claims for wrongful discharge, breach of contract, whether express or implied, violation of public policy, violation of any whistle-blower statutes, and Claims for breach of implied covenants of good faith and fair dealing;

c.

any and all Claims for alleged employment discrimination, harassment or retaliation on the basis of race, color, religion, sex, age, national origin, veteran status, disability, or any other protected basis in violation of any federal, state or local statute, ordinance, judicial precedent or Executive order, including but not limited to any claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the

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Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable state statute, law or local ordinance, including without limitation the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, and the California Business and Professions Code;

d.	any and all Claims under any federal or state statute relating to employee benefits or pensions;

e.	any and all Claims in tort or under common law, including but not limited to, any Claims for assault, battery, fraud, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

f.	any and all Claims for penalties, damages (including liquidated or punitive damages), interest, attorneys’ fees and costs.

2.	Acknowledgment. The Employee understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. In connection with such waiver and release, Employee hereby expressly waives and relinquishes any and all claims, rights or benefits that Employee has or may have under any state or federal statute that may otherwise limit the release of unknown claims, including but not limited to California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The Employee further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. The Employee hereby waives any right or Claim that the Employee may have to employment, reinstatement or re-employment with the Company.

3.	Payment of Final Wages. Employee represents and acknowledges that as of the Termination Date, Employee was paid for all wages earned through the Termination Date, including all accrued but unused vacation pay, and that such payment was not conditioned on Employee signing this Release.

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4.	Definitions. Capitalized terms used in this Release but not defined herein shall have the same meanings as set forth in the Agreement. This Release constitutes the “Second Release” as described in the Agreement.

5.	Voluntary Assent. The Employee hereby acknowledges that the Employee is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Release, and that he is voluntarily entering into this Release with full knowledge of its provisions and effects, and that there has been no transfer or assignment of any of the Claims released in this Release.

/s/ Mathew Lehman
Mathew Lehman

Dated: 9 July 2014

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